Exhibit 99.1

April 18, 2019

Vornado Announces Transfer of a 45.4% Common Equity Interest In Its Upper Fifth Avenue

and Times Square Retail Portfolio at a Valuation of $5.556 Billion

NEW YORK . . . . VORNADO REALTY TRUST (NYSE: VNO) announced today that it has transferred a 45.4% common equity interest in its portfolio of flagship high street retail assets on Upper Fifth Avenue and Times Square, which are among the scarcest and most valuable in the world, to a group of institutional investors advised by Crown Acquisitions Inc. The transaction values the portfolio at $5.556 billion, a 4.5% cap rate. Vornado is the general partner of the joint venture formed to own the assets. Vornado continues to own 51.0% of the common equity.

Net cash proceeds to Vornado from the transaction will be approximately $1.198 billion, after (i) deductions for the repayment of a $390 million mortgage loan on 666 Fifth Avenue and a $140 million mortgage loan on 655 Fifth Avenue, (ii) anticipated proceeds from a new $500 million mortgage loan on 640 Fifth Avenue, (iii) $26 million used to purchase minority investors’ interests and (iv) $56 million of estimated transaction costs.

As a result of the transaction, Vornado will have a tax gain of approximately $735 million. There will be a financial statement gain of approximately $2.6 billion in the second quarter of 2019. The tax gain and the financial statement gain are estimates and are subject to change.

In conjunction with the transaction, Vornado retained preferred equity interests in certain of the properties in an aggregate amount of $1.828 billion. The preferred equity has an annual coupon of 4.25% for the first five years, increasing to 4.75% for the next five years and thereafter at a formulaic rate.  It can be redeemed under certain conditions on a tax deferred basis.

The joint venture assumed a $450 million mortgage loan on 697-703 Fifth Avenue. The new $500 million mortgage loan on 640 Fifth Avenue is anticipated to be completed in the near future, is expected to be for five years at an interest rate of LIBOR plus 101 basis points and will be guaranteed by Vornado. Until the new mortgage closes, Vornado will retain $500 million of preferred equity interests in addition to the $1.828 billion referenced above. After completion of all these transactions, the joint venture’s right-hand side of the balance sheet that equals its $5.556 billion market value assets will be comprised of $950 million of mortgage debt, $1.828 billion of preferred equity — 100% held by Vornado, and $2.778 billion of common equity — 51% held by Vornado.

The properties which are located at 640 Fifth Avenue, 655 Fifth Avenue, 666 Fifth Avenue, 689 Fifth Avenue, 697-703 Fifth Avenue, 1535 Broadway and 1540 Broadway, include approximately 489,000 square feet of retail, approximately 327,000 square feet of office, signage at 1540 Broadway and 1535 Broadway, the parking garage at 1540 Broadway and the theatre at 1535 Broadway.

Further discussion of this transaction is included in Steven Roth’s amended 2018 letter to shareholders available at www.vno.com as well as on a Current Report on Form 8-K that was filed today with the Securities and Exchange Commission.

Vornado Realty Trust is a fully integrated equity real estate investment trust.

CONTACT:

JOSEPH MACNOW

(212) 894-7000

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2018. Such factors include, among others, risks associated with the ownership of real estate through joint ventures, the timing of and costs associated with property improvements, financing commitments, including the completion of the anticipated new mortgage loan on 640 Fifth Avenue, and general competitive factors.